                                                                    Exhibit 10.1
                                   GUARANTY BY
                          THE WILLIAMS COMPANIES, INC.

         GUARANTY (this "Guaranty"), dated as of June 18, 1999, by The Williams Companies, Inc., a Delaware corporation (the "Guarantor"), in favor of AES Ironwood, L.L.C., a Delaware limited liability company ("Guaranteed Party"), pursuant to Section 19.3 of that certain Amended and Restated Power Purchase Agreement, dated as of February 5, 1999, by and between Guaranteed Party and Williams Energy Marketing & Trading Company, a Delaware corporation and a subsidiary of Guarantor (the "Company"), as modified or supplemented from time to time (the "PPA").

                                    RECITALS

         WHEREAS, Guaranteed Party has agreed to enter into the PPA in reliance upon the Guarantor's agreement, pursuant to the terms and conditions set forth below, to provide this Guaranty to Guaranteed Party; and

         WHEREAS, Guarantor is willing to provide this Guaranty to Guaranteed Party, on the terms and conditions set forth below, as an inducement to Guaranteed Party to enter into the PPA with the Company.

         NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the Guarantor agrees as follows:

         1. Obligations of Guarantor. Subject to the Guaranty Cap set forth in
Section 2 of this Guaranty, the Guarantor unconditionally and irrevocably guaranties, as primary obligor and not merely as surety, to and for the benefit of Guaranteed Party, the prompt payment and performance when due of all present and future obligations (i) of the Company to make Total Fixed Payments pursuant to, and as such term is defined in, the PPA and (ii) to pay damages arising under the PPA in respect of the Company's obligation to make Total Fixed Payments under the PPA (including damages related to the loss by Guaranteed Party of the Total Fixed Payments arising from any breach by the Company of the PPA or a termination of the PPA for cause by Guaranteed Party) together with any and all reasonable expenses (including reasonable attorneys' fees and expenses) incurred by Guaranteed Party in enforcing this Guaranty (the obligations referred to in clauses (i) and (ii) collectively and individually, the "Obligations"). Subject to the Guaranty Cap set forth in Section 2 of this Guaranty, the Guarantor agrees, that upon the failure of the Company to pay any of the Obligations when they become due, the Guarantor will pay, or cause to be paid, to Guaranteed Party any and all such unpaid Obligations.

         2. Maximum Guaranteed Amount.

         (a) The aggregate liability of the Guarantor under this Guaranty and Guaranteed Party's right of recovery hereunder is limited to a total aggregate amount of Four Hundred Eight Million, Four Hundred Thirty Two Thousand, Eight Hundred Dollars ($408,432,800), as reduced from time to time as provided for in the following paragraph (the "Guaranty Cap").


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         (b) The Guaranty Cap shall in each semi-annual period commencing on
January 1 of the first full calendar year after the Commercial Operation Date (as such term is defined in the PPA), be reduced by the sum of (i) the proportion of the amount set forth in Exhibit A hereto and corresponding to such semiannual period that the amount of Fixed Payments for such semiannual period actually paid by or on behalf of the Company under the PPA (other than pursuant to clause (b)(ii) hereof) bears to the amount of Fixed Payments due and payable for such semiannual period and (ii) without duplication of amounts referred to in clause (i) of this paragraph (b), the amount paid by the Guarantor in such semiannual period pursuant to the demand of or legal action by Guaranteed Party. Each reduction in the Guaranty Cap shall be automatic and without further action on the part of any Person (as such term is defined in the PPA).

         3. Nature of Obligations. The Guarantor guaranties that the Obligations shall be paid strictly in accordance with the terms of the PPA, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Guaranteed Party with respect thereto. The duties of the Guarantor under this Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Company or whether the Company is joined in any such action or actions. Guaranteed Party shall not be obligated to file any claim relating to the Obligations if the Company becomes subject to a bankruptcy, reorganization or similar proceeding and neither the failure of Guaranteed Party to so file, nor the existence of any such proceeding, shall affect the Guarantor's obligations hereunder. The liability of the Guarantor under this Guaranty as specified in Section 1 of this Guaranty shall, to the fullest extent permitted by law, be absolute and unconditional irrespective of:

                  (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the PPA, including, without limitation, any increase in the Obligations; provided, however, no action taken pursuant to this Section 3(i) shall be construed to extend the term of this Guaranty or increase the amount of the Guaranty Cap;

                  (ii) any manner of sale or other disposition of assets of the Company or any of its Affiliates (as such term is defined in the PPA); or

                  (iii) any change, restructuring or termination of the structure or existence of the Company or any of its Affiliates.

         The Guarantor shall not contest the amount, Guaranteed Party's right to collect, or Guaranteed Party's collection of, the Obligations (as they may be revised from time to time as provided for herein) in any future proceeding including, without limitation, civil, criminal, regulatory, administrative, judicial, equitable, or appellate, on the basis that the Obligations constitute a penalty, are or will result in a forfeiture, or are otherwise unlawful; provided, however, that, notwithstanding anything to the contrary contained herein, the Guarantor may assert that Guaranteed Party's actual damages are less than the Obligations, contest liability or assert any other claim or defense that the Company could assert, except as expressly limited


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herein, so long as the Guarantor does not duplicate or reassert any claims or initiate any proceedings that were resolved or concluded previously by the Company.

         The Guarantor agrees that the obligations of the Guarantor set forth in this Guaranty shall be direct obligations of the Guarantor, and such obligations shall be absolute and unconditional and shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance by the Guarantor with its obligations hereunder) based upon any claim the Guarantor or any other Person (as such term is defined in the PPA) may have against Guaranteed Party or the Company. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

         4. Waiver. The Guarantor hereby waives demand, promptness, diligence, presentment, notice of acceptance, notice of protest for non-payment and any other notice or similar action with respect to any of the Obligations and this Guaranty and any requirement that Guaranteed Party exhaust any right or take any action against the Company or any other Person.

         5. Subrogation. The Guarantor shall not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all Obligations and all other amounts payable under this Guaranty shall have been paid in full to Guaranteed Party. If any amount shall be paid to the Guarantor on account of any subrogation rights at any time prior to the payment in full of the Obligations and all other amounts payable under this Guaranty, such amount(s) shall be paid immediately to Guaranteed Party to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms hereof and the PPA. Upon full payment of the Obligations and all other amounts payable under this Guaranty, Guarantor shall be subrogated to the rights of Guaranteed Party, and Guaranteed Party shall take all such reasonable actions, at the Guarantor's sole expense, as Guarantor shall reasonably request to effect such subrogation rights.

         6. Certain Rights and Powers of Guaranteed Party. Guaranteed Party shall have all of the rights and remedies available under applicable law and may proceed by appropriate court action to enforce the terms hereof and to recover damages for the breach hereof. Each and every remedy of Guaranteed Party shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy now or hereafter existing at law or in equity. At the option of Guaranteed Party and upon notice to the Guarantor, the Guarantor may be joined in any action or proceeding commenced by Guaranteed Party against the Company in respect of any Obligation, and recovery may be had against the Guarantor in such action or proceeding or in any independent action or proceeding against the Guarantor, without any requirement that Guaranteed Party first assert, prosecute or exhaust any remedy or claim against the Company.

         7. Representations and Warranties. The Guarantor represents and warrants to Guaranteed Party as follows:



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         (a) Organization and Good Standing. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each jurisdiction in which it currently conducts its business. The Guarantor has all requisite corporate power and authority to carry on its business at it is now conducted and as contemplated by this Guaranty, and to enter into and perform its obligations hereunder.

         (b) Due Authorization; No Conflicts. The execution, delivery and performance by the Guarantor of the Guaranty has been duly and effectively authorized by all necessary corporate action of the Guarantor. No other corporate proceedings are necessary to authorize the execution and delivery by the Guarantor of this Guaranty; and this Guaranty is the valid and binding obligation of Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect that affect creditors' rights generally or by general principles of equity. Neither the execution and delivery of this Guaranty nor compliance by the Guarantor with any of the provisions hereof will
(i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or laps of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the properties or assets of the Guarantor under any of the terms, conditions or provisions of, the Certificate of Incorporation or By-Laws of the Guarantor in effect on the date of this Guaranty (hereinafter, the "Effective Date") or any agreement or other instrument or obligation to which the Guarantor is a party at the Effective Date, or by which the Guarantor or any of its properties or assets or may be bound or affected as of the Effective Date, or
(ii) violate any order, writ, injunction decree, arbitration award, statute, rule or regulation applicable at the Effective Date to the Guarantor or any of its properties or assets.

         (c) No Consent Required. No permit, authorization, consent, approval, waiver, exception, variance, ruling, order decree, exemption, filing, recording, registration, notice or declaration (collectively, "Governmental Approval"), is required or to be made on the Guarantor's behalf with any federal, state, county, municipal, regional, local, territorial or other governmental department, regulatory body, commission, board, bureau, agency, taxing authority or other instrumentality (collectively, "Governmental Authority") to authorize the execution and delivery of this Guaranty or the taking of any future action contemplated hereby, except for those Governmental Approvals (i) which have already been obtained or (ii) the failure of which to obtain would not have an adverse effect on the ability of the Guarantor to perform and satisfy its obligations hereunder.

         (d) No Default under Other Agreements. The Guarantor is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any mortgage, deed of trust, indenture or other instrument or agreement to which it is a party or by which it or any of its properties or assets may be bound, that would have a material adverse effect on the Guarantor's ability to perform under this Guaranty; and the Guarantor is not in violation of any federal, state, or local rules, ordinances, judgments, decrees, injunctions, writs, interpretations, licenses and permits or orders of any court, arbitrator (collectively, "Requirements of Law"), or Governmental Authority that could have a material adverse effect on the Guarantor's ability to perform under this Guaranty.


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         (e) Litigation. There is no litigation, proceeding, arbitration or government investigation pending or, so far as known to the Guarantor, threatened with respect to or otherwise relating to the Guarantor which if adversely determined could, in any one case or in the aggregate, have a material adverse effect on the ability of the Guarantor to comply with its obligations under this Guaranty.

         (f) Compliance with Law. (i) The Guarantor has complied in all material respects with all Requirements of Law relating to this Guaranty, the Guarantor has received no written notice to the effect that, or otherwise been advised in writing that, it is not in compliance with any requirement of law or governmental approval relating to this Guaranty, and the Guarantor has no reason to believe that any currently existing circumstances are likely to result in violations by the Guarantor of any such requirement of law which could in any one case or in the aggregate, have a material adverse effect on the ability of the Guarantor to perform under this Guaranty; and (ii) to the best of the knowledge of the Guarantor, there is not now pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to any existing requirement of law or governmental approval with respect to such matters which, if adopted, would have a material adverse effect on the ability of the Guarantor to comply with its obligations under the Guaranty.

         8. Covenants. The Guarantor covenants and agrees that, so long as any part of the Obligations shall remain unpaid, the Guarantor shall:

         (a) Performance and Compliance with Other Agreements. Perform and comply with each of the material provisions of each material indenture, credit agreement, contract or other agreement by which the Guarantor is bound, non-performance or non-compliance with which would have a material adverse effect on its ability to perform its obligations hereunder, except material contracts or other agreements being contested in good faith.

         (b) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence and preserve its material rights, franchises and privileges to conduct its business substantially as conducted on the date hereof.

         (c) Compliance with Laws, Etc. Comply with all Requirements of Law and Governmental Approvals, non-compliance with which would have a material adverse effect on its ability to perform its obligations herein, except laws, rules, regulations and orders being contested in good faith.

         (d) Notice of Breach. Provide, as soon as possible and in any event within three (3) business days after the occurrence of any default or breach of the obligations applicable to the Guarantor hereunder, a statement of the Chief Financial Officer or Vice-President and Treasurer of the Guarantor setting forth details of the circumstances leading to such breach or default hereof and the action which the Guarantor proposes to take with respect thereto.

         (e) Mergers, Etc. Not merge with any person, corporation, partnership, or other entity unless: (i) the surviving and resulting entity agrees in writing to be bound hereby to the same


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extent as the Guarantor, and (ii) immediately after giving effect thereto, no event of default or breach of this Guaranty shall have occurred and be continuing.

         9. No Waiver. No failure on the part of Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         10. Continuing Guaranty. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until the payment in full of all amounts payable under this Guaranty, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, Guaranteed Party and its successors, transferees and assigns.

         11. Waiver of Notices. The Guarantor hereby unconditionally and irrevocably waives all notices to and demands upon the Company or the Guarantor and all other formalities, the omission of any of which or delay in performance of which, might, but for the provisions of this paragraph, by rule of law, under equitable principles or otherwise, constitute grounds for relieving or discharging the Guarantor in whole or in part from its obligations hereunder.

         12. No Consequential Damages. Neither Party shall be liable to the other under this Guaranty or otherwise for any exemplary, consequential, special, or punitive losses or damages that may be incurred by either Party as a result of their execution of and performance under this Guaranty.

         13. Further Assurances. The Guarantor, at its sole cost and expense, shall cause to be promptly and duly taken, executed, acknowledged and delivered, such further documents and instruments as Guaranteed Party may from time to time reasonably request in order to carry-out more effectively the intent and purposes of this Guaranty.

         14. Severability. If any provision of this Guaranty shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

         15. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The effective date of this Guaranty for all purposes shall be the date specified on page one
(1) above.

         16. Amendment; Waiver; Requirement of Writing. This Guaranty cannot be amended, changed, modified, released or discharged except by a writing signed by the party against whom enforcement of the amendment, change, modification or waiver is sought.

         17. Address for Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by certified or registered mail, postage prepaid, or by nationally recognized overnight courier, addressed as set forth below:



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         If to Guaranteed Party:

                The AES Corporation
                1001 North 19th Street
                Arlington, VA 22209
                Attention: General Counsel
                Telephone: (703) 522-1315
                Facsimile: (703) 528-4510

         If to Guarantor:

               The Williams Companies, Inc.
               One Williams Center
               Tulsa, OK 74172
               Attention: Treasurer
               Telephone: (918) 573-5551
               Facsimile: (918) 573-2065

or to such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been given as of the date received by the recipient thereof.

         18. Governing Law. This Guaranty shall be construed in accordance with and governed by the laws of the State of New York without regard to the conflict of laws provisions of such laws.

         19. Submission to Jurisdiction. Each of Guaranteed Party and the Guarantor hereby irrevocably and unconditionally:

         (a) submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of the Southern District of New York, and appellate courts with jurisdiction over any appeals therefrom;

         (b) consents and agrees that any such action or proceeding may be brought in and only in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

         (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 17 of this Guaranty, or at such other address of which the other party shall have been notified pursuant thereto; and

         (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.



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         20. Assignment. This Guaranty may be assigned by the Guarantor only with prior written consent of Guaranteed Party, which consent shall not be unreasonably withheld. Guaranteed Party may assign this Guaranty only as permitted under the PPA with respect to assignments by Guaranteed Party of its rights thereunder. This Guaranty shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.






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         IN WITNESS WHEREOF, the Guarantor and Guaranteed Party have each caused this Guaranty to be executed on its behalf by its duly authorized office as of the date shown above.

                                  THE WILLIAMS COMPANIES, INC.
                                  as Guarantor


                      [seal]      By: /s/ James G. Ivey
                                      ---------------------
                                      Name:  James G. Ivey
                                      Title: Tresurer


                                  ACCEPTED AND ACKNOWLEDGED:


                                  AES IRONWOOD, L.L.C.


                                  By: /s/ Patricia L. Rollin
                                      ------------------------
                                      Name:  Patricia L. Rollin
                                      Title: Vice President

                                    EXHIBIT A


                              AES Ironwood Project
                          The Williams Companies, Inc.
                         Guaranty Cap Reduction Schedule



                                      At end              At end
                      Year            of May            of November
                      ----            ------            -----------
                      2001              -                    -
                      2002           $987,200            $987,200
                      2003          $2,375,500          $2,375,500
                      2004          $3,177,600          $3,177,600
                      2005          $3,516,900          $3,516,900
                      2006          $3,578,600          $3,578,600
                      2007          $4,565,800          $4,695,600
                      2008          $5,676,400          $5,676,400
                      2009          $4,812,600          $4,812,600
                      2010          $5,028,600          $5,028,600
                      2011          $6,355,100          $6,355,100
                      2012          $4,689,200          $4,689,200
                      2013          $6,433,400          $6,105,300
                      2014          $7,959,300          $7,959,300
                      2015          $8,487,300          $7,650,800
                      2016          $8,431,900          $8,567,100
                      2017          $9,039,100          $9,039,100
                      2018          $6,231,700          $6,231,700
                      2019          $8,297,000          $7,664,200
                      2020         $10,026,300         $12,223,600
                      2021         $10,180,500          $7,404,000
                      2022          $9,443,900          $8,788,000



                                  Exhibit A-1